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                                                                     EXHIBIT 5.1

                       [Letterhead of Shearman & Sterling]

                               September 23, 1999

The Board of Directors
Golden Telecom, Inc.
12, Krasnokazarmennaya Street
Moscow, Russia 111250


Ladies and Gentlemen:

     We are acting as counsel for Golden Telecom, Inc., a Delaware corporation (the "Company"), in connection with the Registration Statement on Form S-1 (the "Registration Statement") that has been filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to the proposed offering and sale by the Company of its shares of common stock, par value $0.01 per share (the "Common Stock").

     We are familiar with the corporate proceedings of the Company to date with respect to the proposed offering and sale of its shares of Common Stock, including the resolutions of the Board of Directors of the Company authorizing the issuance, offering and sale of such shares of Common Stock, and we have examined such corporate records of the Company and such other documents and certificates as we have deemed necessary as a basis for the opinion hereinafter expressed.

     Based upon the foregoing, and having regard for such legal considerations as we have deemed relevant, we are of the opinion that the shares of Common Stock to which the Registration Statement relates, when issued as described in the Registration Statement, will be legally issued, fully paid and nonassessable.

     Our opinion expressed herein is limited to the General Corporation Law of the State of Delaware, and we do not express any opinion herein concerning any other law.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the heading "Legal Matters" in the prospectus contained therein.

                                       Very truly yours,

                                       /s/ Shearman & Sterling